Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2025
February 12, 2026

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s fourth quarter and full year 2025 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Fourth Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on February 19th, 2026. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. Our 2025 results demonstrate the durability of Trinity’s business model and the effectiveness of our strategy across the cycle. We are intentionally structured to generate resilient earnings, strong cash flow, and attractive returns in a wide range of market conditions, and this year’s performance reinforces that positioning.
For the full year, we delivered earnings per share of $3.14, representing a 73% year over year increase, and achieved an Adjusted Return on Equity of 24.4%, up 67% from the prior year. These results reflect the strength of our leasing platform, disciplined execution in the secondary market, resilient manufacturing performance in a low volume environment, and a significant year-end transaction that not only enhanced earnings but also highlighted the substantial embedded value of the railcar assets on our balance sheet.

Looking ahead to 2026, we are introducing an EPS guidance range of $1.85 to $2.10. Our guidance reflects confidence in the durability of our earnings and the visibility of our leasing cash flows. Lease rates continue to trend higher, supported by healthy demand, even as the pace of growth moderates in certain railcar categories. The buying and selling of railcars is a key value driver of Trinity’s business model.
We expect industry deliveries of approximately 25,000 railcars in 2026, well below replacement levels, but reflective of current industry backlogs. Importantly, despite lower delivery volumes, we expect solid operating margins, driven by disciplined execution and the realization of the cost actions we have implemented. Eric will walk through our expectations for 2026 in more detail shortly.
I’ll begin with a brief market overview, followed by a closer look at our fourth quarter and full year performance.
Market Update
The North American railcar fleet continued to rationalize in 2025 with retirements exceeding new deliveries, resulting in a net fleet contraction. In 2025, approximately 31,000 railcars were delivered, while more than 38,000 older cars were retired. At the same time, rail network fluidity has shown meaningful and sustained improvements. As efficiency has improved, railcars in storage rose above 21% for the first time since 2021, reflecting faster cycle times and a normalization of carload demand.
While our 2026 delivery expectations are muted, we are optimistic about the pickup we have seen in inquiry levels and orders in the fourth quarter. We remain disciplined in our order intake while maintaining readiness to respond as demand strengthens.
In 2026, Agriculture, Energy, and non-residential Construction end markets are showing strength. Headwinds remain in key Consumer and Chemical markets, like automobiles and chlor-alkalis.
Segment Performance
I will now highlight segment performance for the quarter, beginning with the Railcar Leasing and Services segment, which includes leasing, maintenance, and digital and logistics services.
Leasing and Services
The Leasing and Services business remains the foundation of Trinity’s earnings stability. Full year revenues increased 5.5% year over year, driven by higher lease rates and net fleet growth. Net lease fleet investment totaled $350 million at the high end of our guidance range, and we used the secondary market effectively as both a buyer and a seller to strategically grow and strengthen the composition of our lease fleet.
Segment operating profit increased 53% year over year, supported by the railcar partnership restructuring we completed with Napier Park in December, recording a $194 million non-cash gain in the segment. Additionally, we recorded $56 million in gains on railcar sales in the fourth quarter, resulting in a full year gain of $91 million.
Fleet utilization remained strong at 97.1% with renewal success of 73% in the fourth quarter. While the Future Lease Rate Differential, or FLRD, moderated to 6.0% as renewal growth normalized, renewing rates were 27% higher than expiring rates. We believe there is still significant room for lease rate expansion and remain very positive about this business.
Eric will walk through the financial impacts of our recently completed railcar partnership restructuring, but I did want to highlight the change in fleet composition. The transaction simplified our ownership structure, resulting in approximately 17,100 railcars removed from the partially-owned railcar category. We assumed full ownership of 6,235 railcars. The remaining railcars moved from partially-owned to investor-owned, which will reduce reported revenue and operating profit, but this impact is largely offset by a corresponding reduction in minority interest. The restructuring simplified our ownership structure, increased transparency, and improved earnings, while maintaining economic value.
Rail Products
Rail Products delivered a full year operating margin of 5.2%, within guidance, despite deliveries declining 46%. Cost discipline, automation, and workforce actions enabled profitability in a low-volume environment. Additionally, the headcount rationalization decisions we made in 2025 have right-sized the organization for the current reality and allow us to maintain profitability. With an aging fleet and continued net retirements, we expect demand to return over time allowing meaningful margin expansion as volumes recover.
In the fourth quarter, we recorded a one-time credit loss related to a customer receivable within Rail Products. This charge was included in SE&A and reduced the Rail Products Group operating margin by 190 basis points for the quarter. This was an isolated incident and not reflective of ongoing performance.

Conclusion
Before I hand it over to Eric to provide more details on our 2025 financial performance and 2026 guidance, I want to reiterate that Trinity is designed to perform in a wide range of demand environments. Our results and guidance clearly demonstrate the actions we have taken over the last several years have led to a more durable platform. This includes integrating new technologies to optimize our business and lower the breakeven point. For example, we have been investing in AI as a core operating capability, not as a standalone technology initiative.
Working with partners like Palantir and Databricks, we’ve embedded AI directly into our manufacturing, logistics, and financial workflows.
Practically, that means we are using AI to identify and redeploy material that historically would have been scrapped, improving yield and protecting margin. We’ve also implemented an AI-enabled inquiry-to-delivery process, giving us end-to-end visibility and faster decision-making.
In logistics, AI-driven agents enhance our advanced shipping notices, improving accuracy and timeliness. We’ve extended those same models into accounts receivable, reducing disputes and accelerating collections.
The cumulative impact has been improved working capital, higher productivity, and more predictable execution across the enterprise. Importantly, these are not pilot programs—they are embedded in how we run the business today, and they continue to scale.
We are excited at the impact these initiatives are having on our business now and in the future. I’ll now turn the call over to Eric to talk through financial results and our guidance for 2026.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone. Before I talk through our financial statements, I want to take a moment to walk through our recent strategic railcar partnership restructuring and what it means for Trinity.
Prior to this transaction, approximately 23,000 railcars held in our TRIP and RIV partnership vehicles were partially-owned but fully consolidated on our balance sheet and carried at cost. As part of a new fund raised by Napier Park, we began simplifying the fleet structure. We took full ownership of the TRP 2021 fleet, approximately 6,235 railcars, and Napier Park assumed full ownership of the Triumph fleet, approximately 10,850 railcars. The transacted value of the Triumph fleet was significantly higher than our book value, which resulted in a $194 million non-cash gain on the disposition.

Our railcar leasing fleet now consists of 101,000 railcars on our balance sheet and 45,000 railcars under management as part of our Railcar Investment Vehicles, or “RIVs”. Our RIV Program provides servicing revenue of approximately $20 million per year, which is part of our leasing operations. The RIV Program also provides scale to our platform which enhances the unique view we have of the North American railcar market.
Furthermore, this railcar partnership transaction underscores the embedded value in our assets. We have over 101,000 railcars on our balance sheet carried at a cost of $6.3 billion. We estimate that the market value of these railcars would be approximately 35 to 45% higher than the carrying value, which demonstrates the estimated 3 to 4% annual appreciation we have seen in railcar values over the last 20 years. While lease rates have increased, they have not increased at the same pace as railcar asset appreciation. We can choose to generate value from our railcars over the long term by holding them in our fleet as lease rates continue to rise or by selling them. This gives us conviction in the long term returns of our business.
Income Statement
Moving to the income statement, we ended the year with fourth quarter revenue of $611 million and full year revenue of $2.2 billion. This is down year over year due to lower external railcar deliveries. Our fourth quarter earnings per share of $2.31 reflect a strong end to the year and an impact of approximately $1.50 from the fourth quarter railcar partnership restructuring. Full year EPS of $3.14 was up 73% year over year, in line with our guidance of $3.05 to $3.20. Before the impact of the railcar partnership restructuring, our 2025 performance was above the midpoint of our previous guidance.
Cash Flow Statement
Moving to the cash flow statement, our full year cash flow from continuing operations was $367 million. Our full year net lease fleet investment was $350 million, at the top of our guidance range, reflecting our conviction in deploying capital into our own fleet. Additionally, we returned $170 million in 2025 to our shareholders through dividends paid and share repurchases. In December, we raised our quarterly dividend to $0.31 per share, marking seven consecutive years of dividend growth with an annualized growth rate of 9%. This reflects Trinity’s commitment to returning capital to shareholders.

Balance Sheet
We are ending the year with a strong balance sheet. We have liquidity of $1.1 billion through cash, revolver availability, and our warehouse. Our loan-to-value for the wholly-owned lease fleet is 70.2%. The increase in our LTV was the result of the debt restructuring we completed in October, as well as the addition of the TRP 2021 fleet to our wholly-owned fleet. We are very comfortable with the leverage on our fleet and are regularly refinancing our railcars as our debt amortizes to keep our debt in an appropriate range. Our balance sheet gives us the flexibility we need to effectively deploy capital and run our business.
Guidance
And now I’d like to talk about our expectations for 2026.
As Jean noted, we are expecting industry deliveries of about 25,000 railcars, and we expect to maintain our historical market share of those deliveries. Despite the lower level of new railcars, we expect to maintain a Rail Products Group segment operating margin of 5% to 6% for the full year.
We expect the secondary market to remain active and anticipate gains of $120 to $140 million in 2026. We see an opportunity to further simplify our fleet structure and contribute the remaining partially-owned railcars to our managed Napier Park fleet in the second quarter. While this transaction is not complete, we have included the anticipated gains in our full year guidance.
We expect Leasing and Services full year segment margins of 40% to 45%, including the impact of gains and any further railcar partnership restructuring activities. In addition to the gains, we expect higher lease rates to contribute to a higher operating margin, offset by higher fleet maintenance activity in 2026.
We expect a full year net lease fleet investment of $450 to $550 million, reflecting new lease originations, secondary market sales and purchases, and fleet modifications and sustainable conversions.
We expect operating and administrative capex of $55 to $65 million, which includes further investment in automation, technology, and modernization of facilities and processes.
We expect slightly lower SE&A costs in 2026. We expect a full year tax rate of approximately 25% to 27% for the full year.

And, finally, we expect a full year EPS of $1.85 to $2.10. We have made structural changes to our business over the last few years that have improved our profitability and returns throughout the economic cycle.
With our 2026 guidance, I would also like to close with an update on our three-year targets we set at our 2024 Investor Day. As you recall, we introduced three enterprise KPIs with targets over the 2024 to 2026 timeframe: (1) net lease fleet investment, (2) cash flow from operations with net gains on lease portfolio sales, and (3) Adjusted Return on Equity.
First, our three-year net lease fleet investment target was $750 million to $1 billion over the three years. To date, we have invested $531 million, and with our 2026 guidance, we will be at the top end of this range.
Second, our cash flow from operations with net gains on lease portfolio sales target was $1.2 billion to $1.4 billion over the period. To date, we have achieved $1.1 billion, and with current guidance, we expect to exceed this range. It is important to note this excludes non-cash gains.
Finally, we set an Adjusted ROE target of 12% to 15%. We ended 2024 with an Adjusted ROE of 14.6% and ended 2025 with an Adjusted ROE of 24.4%, averaging 19.5% over the first two years of the planning period.
These targets were introduced with the overall guidance of approximately 120,000 industry railcar deliveries over the period. Our current outlook reflects deliveries of approximately 100,000 units. Importantly, this demonstrates the strength and flexibility of our operating model. We have proactively aligned our business to match evolving market conditions while continuing to deliver on our financial commitments.
As Jean noted, our 2025 results underscore the strength and resilience of our platform and our ability to deliver attractive returns in a more challenging operating environment. As we look ahead to 2026, we remain highly confident in our trajectory. With disciplined execution, continued cost rationalization, and a flexible platform, we believe we are well positioned in the market. These strengths give us the foundation to navigate uncertainty and, more importantly, the capacity to generate meaningful, sustainable value for our shareholders over the long term.
Operator, we are now ready to take our first question.

E. Jean Savage
Chief Executive Officer and President
(after Q&A)
Thank you. Trinity is structurally stronger, more resilient, and better positioned today than prior cycles. We will remain disciplined and focused on continuing to drive improvements in our business. We are intentionally structured to generate resilient earnings and strong cash flow through disciplined lease pricing, active portfolio management, and balanced capital deployment.
Thank you for joining us on today’s earnings call.